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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

John H. Harland Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of
Annual Meeting
Of Shareholders
And Proxy Statement

John H. Harland Company

Timothy C. Tuff
Chairman of the Board,
President and Chief Executive Officer
March 18, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 annual meeting of shareholders of John H. Harland Company to be held at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia on Thursday, April 21, 2005 at 10:00 a.m. A 9:30 reception will precede the meeting.

The items of business are fully addressed in the Proxy Statement. In addition, we will review the Company’s business and operations and discuss our plans for 2005.

Your vote is important regardless of the number of shares you hold. Please date, sign and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Harland.

Sincerely,

Timothy C. Tuff

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 21, 2005
To the Shareholders of
John H. Harland Company
      The 2005 annual meeting of shareholders of John H. Harland Company will be held at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia 30035 on Thursday, April 21, 2005 at 10:00 a.m. for the following purposes:
      (1) To elect three Directors;
      (2) To ratify the appointment of Deloitte & Touche LLP as the Company’s auditors for 2005;
      (3) To approve the 2005 Compensation Plan for Non-Employee Directors;
      (4) To approve the material terms of the 2005 Senior Management Incentive Plan; and
      (5) To transact such other business as may properly come before the meeting or any adjournment thereof.
      Shareholders of record at the close of business on March 3, 2005 will be entitled to vote at the meeting. A list of shareholders on the record date will be available at the meeting for examination by any shareholder.

By Order of the Board of Directors

JOHN C. WALTERS
Senior Vice President, Secretary and General Counsel
Atlanta, Georgia
March 18, 2005
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2005 ANNUAL MEETING
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN OTHER PERSONS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
DIRECTOR COMPENSATION
GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FIVE YEAR STOCK PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
APPROVAL OF 2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
APPROVAL OF THE MATERIAL TERMS OF THE 2005 SENIOR MANAGEMENT INCENTIVE PLAN
ANNUAL REPORT TO SHAREHOLDERS
ANNUAL REPORT ON FORM 10-K
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS
EXHIBIT A John H. Harland Company Audit Committee Charter
EXHIBIT B JOHN H. HARLAND COMPANY 2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
EXHIBIT C JOHN H. HARLAND COMPANY SENIOR MANAGEMENT INCENTIVE PLAN

J o h n    H.    H a r l a n d    C o m p a n y
Box 105250
Atlanta, Georgia 30348
PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held April 21, 2005
      The enclosed form of proxy is solicited by the Board of Directors of John H. Harland Company (the “Company”) for use at the annual meeting of shareholders on April 21, 2005 and any adjournment thereof. When such proxy is duly executed and returned, the shares it represents will be voted as directed or, if no direction is indicated, as the Board of Directors recommends. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Corporate Secretary of the Company a notice of revocation or a proxy bearing a later date or by attending the meeting and voting in person.
      Only shareholders of record as of the close of business on March 3, 2005 are entitled to vote at the meeting. As of that date, the Company had 27,437,591 issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”). Each share is entitled to one vote. No cumulative voting rights are authorized. This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about March 18, 2005.
      Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum to conduct business at the meeting but as unvoted for purposes of approving any matter submitted to the shareholders. A quorum is present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting.
      The Company encourages shareholders who hold shares through a brokerage account to provide voting instructions to their broker to ensure that their shares will be voted at the meeting. On certain “routine” matters, such as the election of directors and ratification of the appointment of auditors, the broker has authority under New York Stock Exchange (“NYSE”) rules to vote its customer’s shares if the customer does not provide instructions. When a broker votes on a routine matter without receiving instructions, these shares are counted both for establishing a quorum and in determining the number of shares voted on the routine matter. On “non-routine” matters, if the broker has not received voting instructions, it cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether a quorum is present but not for determining the number of shares voted for purposes of approving a non-routine matter. The non-routine matters being submitted to a vote at the meeting are the approval of the 2005 Compensation Plan for Non-Employee Directors and the approval of the material terms of the 2005 Senior Management Incentive Plan.
ELECTION OF DIRECTORS
      Under the Company’s Bylaws, Directors are divided into three classes with each class serving a three-year term and one class elected at each annual meeting. The terms of three Directors — Richard K. Lochridge, G. Harold Northrop and Timothy C. Tuff — expire at the 2005 annual meeting, and all three directors have been renominated to serve three-year terms expiring in 2008. The remaining Directors will continue to serve until their terms expire as indicated in this proxy statement. The affirmative vote of a plurality of votes properly cast is required to elect Directors.
      The Board has no reason to believe that any nominee will be unavailable to serve as a Director. However, if at the time of the meeting, any nominee should be unable or decline to serve, the persons named in the proxy card will vote for a substitute nominee, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM

Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

Richard K. Lochridge	61	•	President, Lochridge & Company, Inc. (management consulting) since 1986	2005	1999
		•	Director, Dover Corporation, Lowe’s Companies, Inc. and PETsMART, Inc.
G. Harold Northrop	69	•	Vice Chairman of the Board (since 1992) and retired President and Chief Executive Officer (1972-1992), Callaway Gardens (horticultural, environmental and recreational facility)	2005	1984
		•	Chairman of the Board, American Business Products, Inc. (specialty packaging and printed office products) from 1999 to 2000
		•	Director, SunTrust Bank, West Georgia NA
Timothy C. Tuff	57	•	President and Chief Executive Officer of the Company since 1998; Chairman since 2000	2005	1998
		•	President and Chief Executive Officer, Boral Industries, Inc. (building and construction materials) from 1993 to 1998
		•	Director, Printpack, Inc.
DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2005 ANNUAL MEETING

Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

William S. Antle III	60	•	Non-Management Chairman, Linc.net, Inc. (e-network infrastructure services) from 2001 to 2004	2006	2000
		•	Chairman, President and Chief Executive Officer, Oak Industries Inc. (engineered products for the telecommunications industry) from 1989 to 2000
		•	Director, Checkpoint Systems, Inc. and ESCO Technologies Inc.

					Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

Robert J. Clanin	61	•	Retired Senior Vice President, Treasurer and Chief Financial Officer, United Parcel Service, Inc. (package delivery and global provider of specialized transportation and logistics services), in which capacities he served from 1994 to 2001	2006	2003
		•	Director, Caraustar Industries, Inc., CP Ships Limited, Overseas Partners Ltd., Serologicals Corporation and Transplace, Inc.
John D. Johns	53	•	Chairman (since 2003), President (since 1996) and Chief Executive Officer (since 2002), Protective Life Corporation (insurance and investment products)	2006	2000
		•	Director, Alabama National BanCorporation, Alabama Power Company and Genuine Parts Company
John J. McMahon, Jr.	62	•	Chairman of the Executive Committee, McWane, Inc. (pipe and valve manufacturing) and Chairman, Ligon Industries, LLC (leveraged buyouts) since 1998	2007	1988
		•	Director, Alabama National BanCorporation, ProAssurance Corporation and Protective Life Corporation
Larry L. Prince	66	•	Chairman of the Executive Committee (since February 2005), Chairman (since 2004) and Chairman and Chief Executive Officer (from 1991 to 2004), Genuine Parts Company (distributor of automobile replacement parts)	2007	1990
		•	Director, Crawford & Company, Equifax, Inc. and SunTrust Bank, Inc.
Eileen M. Rudden	54	•	Vice President and General Manager, Enterprise Communications Applications Division of Avaya Inc. (communications systems, software and services) since 2003	2006	1999
		•	Entrepreneur in Residence, Axxon Capital (venture capital) from 2002 to 2003
		•	President and Chief Executive Officer, FairMarket, Inc. (e-commerce selling solutions) from 2000 to 2001
		•	Senior Vice President, Lotus Development Corporation (software development) from 1986 to 2000
Jesse J. Spikes	54	•	Partner, McKenna, Long & Aldridge LLP (full service law firm) since 1989	2007	2001
Committees of the Board of Directors
      Audit Committee. The Company has an Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit

Committee is composed of Mr. Clanin (Chair), Mr. McMahon, Ms. Rudden and Mr. Spikes. The Committee held nine meetings in 2004. Its primary function is to help the Board fulfill its oversight responsibilities with respect to:

•	accounting and financial reporting processes and system of internal controls of the Company;
•	audits and integrity of the Company’s financial statements;
•	qualifications and independence of the independent accountants;
•	performance of the Company’s internal audit function and independent accountants; and
•	compliance by the Company with legal and regulatory requirements.
      Its primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;
•	appraise the audit efforts of the Company’s independent accountants and internal auditors; and
•	provide an open avenue of communication among the independent accountants, financial and senior management, internal auditors and the Board.
      Among other things, the Committee has specific authority to:

•	appoint, compensate and oversee the work of the independent accountants, who report directly to the Audit Committee;
•	pre-approve all audit and non-audit services performed by the independent accountants;
•	establish procedures for the handling of all complaints (internal or external) regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees regarding questionable accounting or auditing matters; and
•	retain its own special legal, accounting or other advisors.
      Pursuant to the Company’s Audit Committee Charter, a copy of which is attached hereto as Exhibit A, each member of the Committee shall be independent under the Company’s standards discussed below, and financially literate (or shall become financially literate within a reasonable amount of time after appointment to the Committee). In addition, at least one member of the Committee shall be an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission (“SEC”). Based on these standards, the Board has affirmatively determined that each member of the Committee currently meets each of the independence requirements and that Mr. Clanin qualifies as an Audit Committee Financial Expert.
      Executive Committee. The Executive Committee is composed of Messrs. Prince (Chair), Johns and Tuff. Its principal function is to carry out the functions of the full Board between meetings of the Board. The Committee held three meetings in 2004.
      Governance Committee. The Governance Committee (which also functions as the Company’s Nominating Committee) is composed of Messrs. Northrop (Chair), Antle, Lochridge and Spikes. Each member of the Committee is independent under Section 303A.2 of the NYSE listing standards. The Committee has adopted a Charter which is posted on the Company’s website at www.harland.net. The Committee held seven meetings in 2004. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	compensation for the Company’s Directors, Chief Executive Officer and other senior officers;
•	identification of individuals qualified to become Board members and recommendation of director nominees prior to each annual meeting;

•	recommendation of nominees for Board committees;
•	recommendation of candidates for executive officers;
•	updating the Corporate Governance Principles and Practices and making recommendations with respect thereto to the Board;
•	direction of the annual performance review of the Board and its committees;
•	administration of management incentive compensation and stock incentive plans; and
•	consideration of qualified Board nominees submitted by shareholders.

      The Committee has not adopted a specific policy regarding the consideration of shareholder nominees for Director, but its general policy is to welcome future nominees recommended by shareholders. The Company’s Bylaws set forth the process for shareholders to nominate individuals for election to the Board of Directors. See “Shareholder Nominations for Election of Directors” under “Shareholder Proposals and Director Nominations” in this proxy statement. The Committee does not intend to alter the manner in which it evaluates a nominee based on whether or not the nominee was recommended by a shareholder.
      One responsibility of the Committee is the determination of desired board skills and attributes. Under the Governance Committee Charter, these board skills and attributes include the highest personal and professional integrity, demonstration of exceptional ability and judgment and effectiveness in conjunction with other nominees to or members of the Board. The Committee will look for candidates who will serve the long-term interests of the Company’s shareholders. Furthermore, the Corporate Governance Principles and Practices adopted by the Board provide that candidates for election to the Board should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders.
      Director nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Board has established a retirement policy for directors under which no director will seek reelection after reaching age 70. The Committee periodically reviews the retirement policy to ensure that it remains appropriate in light of the Company’s needs.
      Meetings of Non-Employee Directors. In accordance with the Company’s Corporate Governance Principles and Practices, it is Board policy for non-employee Directors to meet in executive session in conjunction with each Board meeting. Mr. Prince, who serves as Lead Director, presides at these executive sessions. The Lead Director also acts as a conduit to bring ideas, feedback from the Board and direction to the Chief Executive Officer.
      Board and Committee Attendance. The Board met seven times during 2004. Each Director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the year, and the average attendance at Board and committee meetings was 95%. The Company has not adopted a formal policy regarding Board member attendance at the Company’s annual meetings; however, the Company encourages all Board members to do so. All of the Company’s ten directors attended the 2004 Annual Meeting of Shareholders.

      Availability of Reports. The Company’s Corporate Governance Principles and Practices, Audit Committee Charter, Governance Committee Charter and Code of Business Conduct and Ethics are available on its website and are available in print to any shareholder upon request. Requests for copies of any of these documents should be directed in writing to Investor Relations, John H. Harland Company, P.O. Box 105250, Atlanta, Georgia 30348, or by telephone to (770) 593-5128.
Independence of the Board
      Under NYSE rules a majority of the members of the Board must be “independent.” The Board has adopted the following general independence standards to assist it in making a determination regarding the independence of directors:

1. A director will not be independent if, within the preceding three years: (i) the director is or was employed by the Company; (ii) an immediate family member is or was an executive officer of the Company; or (iii) the director or an immediate family member received more than $100,000 in direct compensation from the Company in any twelve-month period, other than director and committee fees and any form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

2. If (i) a director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was in the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, then the director will not be independent until three years after the end of the affiliation of the employment or auditing relationship of the director or the immediate family member. If a director or an immediate family member was employed as an executive officer of a company that includes or within the last three years has included any present Company executive on its compensation committee, then the director will not be independent until three years after the end of such service or the employment relationship.

3. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) the director is employed by, or an immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, for each of the last three fiscal years, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or (ii) the director serves as an officer, director or trustee of a charitable organization and the Company’s annual contributions to that organization are less than $100,000. The Board will annually review the commercial and charitable relationships of directors relating to the Company. Whether directors meet these independence standards will be reviewed and made public annually prior to their standing for reelection to the Board.

4. For relationships not covered by, or outside of, the guidelines in paragraphs 1, 2 and 3 above, the determination of whether the relationship is material shall be made by the directors who satisfy the independence guidelines set forth in such paragraphs, other than the director in question.
      Based on these standards, the Board has affirmatively determined that, other than Mr. Tuff, no member of the Board has a material relationship with the Company, and therefore each of them qualifies as an independent director.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN OTHER PERSONS
      The following table sets forth the beneficial ownership of the Company’s Common Stock by each Director, each named executive officer and all Directors and executive officers as a group, all as of January 31, 2005, and by 5% shareholders as of the dates indicated in the footnotes. The percentage of Common Stock beneficially owned is based on 27,275,466 outstanding shares of Common Stock at January 31, 2005. The address for the Directors and executive officers is: c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035.

	Shares of Common Stock
	Beneficially Owned

Name	Number		Percent

Directors and Executive Officers:
William S. Antle III	25,496	(1)	*
Arlene S. Bates	62,404	(2)	*
Charles B. Carden	127,497	(2)	*
Robert J. Clanin	5,493	(3)	*
John T. Heald, Jr.	105,897	(2)	*
John D. Johns	15,040	(3)	*
Richard K. Lochridge	13,943	(3)	*
John J. McMahon, Jr.	31,063	(4)	*
G. Harold Northrop	33,732	(5)	*
Larry L. Prince	27,100	(6)	*
Eileen M. Rudden	16,228	(7)	*
Jesse J. Spikes	12,526	(3)	*
Timothy C. Tuff	978,585	(2)	3.6%
John C. Walters	82,024	(2)	*
All Directors and executive officers as a group (14 persons)	1,537,028	(2)	5.6%
Five Percent Shareholders:
Barclays Global Investors, N.A.	3,519,404	(8)	12.9%
RS Investment Management Co. LLC	1,460,200	(9)	5.4%

*	Represents less than 1%
(1)	Includes 15,496 share equivalents credited under the 1996 Compensation Plan for Non-Employee Directors (the “Deferral Plan”).
(2)	Includes 28,000, 41,600, 60,000, 900,000 and 42,000 shares which may be acquired on or before April 1, 2005 upon the exercise of stock options by Ms. Bates and Messrs. Carden, Heald, Tuff and Walters, respectively, and 1,071,600 shares by all executive officers as a group.
(3)	Represents share equivalents under the Deferral Plan.
(4)	Includes 7,200 shares held in a family limited partnership, 1,475 shares held in a family foundation and 22,388 share equivalents under the Deferral Plan.
(5)	Includes 26,532 share equivalents under the Deferral Plan.
(6)	Includes 25,900 share equivalents under the Deferral Plan.
(7)	Includes 10,305 share equivalents under the Deferral Plan.
(8)	According to a Schedule 13G dated February 14, 2005 filed with the SEC by Barclays Global Investors, N.A. (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Advisors”), 45 Fremont Street, San Francisco, California 94105, and various affiliated companies, Barclays Investors has sole voting power covering 2,583,304 shares and sole dispositive power and beneficial ownership covering 2,875,546 shares, and Barclays Advisors has sole voting and dispositive power covering 643,858 shares.

(9)	According to a Schedule 13G dated February 14, 2005 filed with the SEC by RS Investment Management Co. LLC (“RS LLC”), RS Investment Management, L.P. (“RS LP”), RS Partners Fund (“RS Fund”) and G. Randall Hecht, 388 Market Street, San Francisco California 94111, each of RS LLC, RS LP and Mr. Hecht has shared voting and dispositive power over and beneficially owns 1,460,200 shares and RS Fund has shared voting and dispositive power over and beneficially owns 1,396,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s executive officers, Directors and 10% shareholders to file reports with the SEC covering their beneficial ownership of the Company’s Common Stock and furnish copies thereof to the Company. Based solely upon a review of such reports received by it and written representations of such persons, the Company believes that all applicable filing requirements were timely met during 2004.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table presents summary information regarding compensation paid during 2004, 2003 and 2002 to the Company’s Chief Executive Officer and its four other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

						Long Term Compensation

						Awards		Payouts

		Annual Compensation($)				Restricted	Securities		All Other
						Stock	Underlying	LTIP	Compensation
Name and Principal Position	Year	Salary	Bonus	Other		Awards($)(1)	Options/SARs(#)	Payouts($)(2)	($)(3)

Timothy C. Tuff	2004	650,000	465,920	—		—	—	898,000	108,611
Chairman, President	2003	650,000	456,040	—		—	—	675,750	98,219
and Chief Executive	2002	650,000	455,000	—		1,550,000	400,000	3,392,287	92,174
Officer
Arlene S. Bates	2004	237,384	114,240	—		237,375	—	126,350	16,383
Senior Vice President —	2003	224,923	97,440	—		41,760	12,000	—	13,250
Human Resources	2002	215,000	83,030	—		78,155	12,000	405,549	12,237
Charles B. Carden	2004	365,831	207,476	—		633,000	—	162,450	40,031
Senior Vice President	2003	355,876	211,934	—		62,640	16,000	—	25,324
and Chief Financial	2002	337,500	183,750	—		157,437	30,000	1,656,520	24,403
Officer
John T. Heald, Jr.	2004	408,861	249,919	—		633,000	—	—	26,202
President — Harland	2003	400,000	158,400	220,480	(4)	—	—	—	18,644
Printed Products	2002	30,769	15,300	—		752,500	150,000	—	923
John C. Walters	2004	304,657	146,132	—		237,375	—	126,350	31,613
Senior Vice President,	2003	292,766	147,085	—		41,760	12,000	—	21,357
Secretary and	2002	277,250	135,991	—		78,155	12,000	823,337	20,028
General Counsel

(1)	Represents the market value of the Company’s Common Stock covered by these awards on the date of grant. All restricted stock awards prior to 2004 (other than the grants to Mr. Tuff discussed below) are restricted for a period of five years, subject to early vesting if the Company’s Common Stock outperforms the S&P 500 Index in two of any three consecutive calendar years or in the event of a change in control, and are forfeited in the event of termination of employment for any reason, other than disability or death. The restricted stock awards in 2004 to Ms. Bates, Mr. Carden and Mr. Heald vest at the rate of one-third per year after three years from date of grant and the grant to Mr. Walters vests 20% per year beginning one year from date of grant.

In 2002, Mr. Tuff received a grant of 50,000 shares of restricted stock. Of such grant, 12,500 shares vested in each of 2002 and 2003 and 25,000 shares vested in 2004. In addition, Mr. Tuff received 50,000 restricted shares in connection with his original employment by the Company in 1998. Of such grant, 25,000 shares vested in 2001 and 12,500 shares vested in each of 2002 and 2003. The market value of such shares at the date of vesting is included in the LTIP Payouts column.
At December 31, 2004 the number and value of the aggregate restricted stock holdings were as follows: Mr. Tuff — 0 shares, $0; Ms. Bates — 9,500 shares, $342,950; Mr. Carden — 25,100 shares, $906,110; Mr. Heald — 55,000 shares, $1,985,500; and Mr. Walters — 9,500 shares, $342,950. Cash dividends are paid on all restricted stock.

(2)	Represents the value of restricted stock which vested during such year.
(3)	Included in this category for 2004 are amounts for Mr. Tuff, Ms. Bates and Messrs. Carden, Heald and Walters, respectively, covering (a) life, medical and disability insurance premiums — $14,461, $4,613, $10,304, $7,704 and $9,388; and (b) matching contributions to the Company’s 401(k) Plan, Deferred Compensation Plan and a 401(k) performance contribution — $34,661, $11,770, $18,813, $18,498 and $15,032. Also includes $54,839 accrued pursuant to Mr. Tuff’s supplemental retirement agreement and reimbursement for tax preparation fees for Messrs. Tuff, Carden and Walters, respectively — $4,650, $10,914 and $7,193.
(4)	Represents reimbursement of moving expenses.
OPTION GRANTS IN LAST FISCAL YEAR
      There were no grants of stock options to the named executive officers during 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES
      The following table sets forth information regarding stock options exercised by the named executive officers during 2004 and unexercised options as of December 31, 2004. The table also illustrates the value of in-the-money options based on the spread between the exercise price and the closing price of the Company’s Common Stock on such date.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at Fiscal Year End(#)		Fiscal Year End($)
	Exercise	Realized
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy C. Tuff	—	—	890,000	10,000	11,564,000	207,250
Arlene S. Bates	20,000	336,352	21,200	18,800	396,524	286,706
Charles B. Carden	—	—	31,200	34,800	518,720	485,340
John T. Heald, Jr.	—	—	60,000	90,000	876,000	1,314,000
John C. Walters	25,000	351,582	35,200	18,800	695,424	286,706
      Options are generally exercisable at the rate of 20% per year beginning one year from the grant date and expire on the earlier of 10 years from grant date or three months after termination of employment. All options vest in the event of a change in control of the Company.
Deferred Compensation Arrangements
      Except for Mr. Tuff, no executive officer has any retirement benefit other than benefits under the Company’s 401(k) Plan, which are generally available to all eligible employees of the Company and its subsidiaries, and the Deferred Compensation Plan which supplements the 401(k) Plan.
      Mr. Tuff has a supplemental retirement agreement, under which he is entitled to receive an annual retirement benefit of $186,288 at age 65 for a period of ten years. If his employment terminates for any reason other than death prior to age 65, such benefit will be payable commencing at age 65. Mr. Tuff may elect to receive a reduced annual retirement benefit prior to age 65 (for example, $75,410 at age 58, increasing annually). Alternatively, Mr. Tuff may elect to receive a lump sum payment of $1,400,000 at age 65 or a reduced payment prior to age 65 (for example, $566,720 at age 58, increasing annually). If Mr. Tuff dies prior to receipt of all scheduled benefit payments, his beneficiary will receive the same lump sum payment that he would have received if he had elected a lump sum payment, reduced by any payments made prior to his death. The Company also provides supplemental life insurance coverage for Mr. Tuff in the amount of $750,000.
Noncompete and Termination Agreements
      Agreement with the Chief Executive Officer. Mr. Tuff has agreed not to compete with the Company for a three-year period following termination of employment, except involuntary termination by the Company for other than good cause (as defined therein) or his resignation for good reason (as defined therein). If within one year after a change in control of the Company (as defined therein) Mr. Tuff’s employment is terminated without good cause or he resigns, or if within two years after a change in control good reason exists for him to resign, he will receive a lump sum payment equal to the lesser of three times the highest compensation paid in any single year preceding the date of termination or the maximum payment which the Company can make to him without triggering federal excise tax liability. In the event of a termination of employment by the

Company without good cause or a resignation for good reason in the absence of a change in control, Mr. Tuff will receive salary continuation for 24 months. Mr. Tuff’s agreement is for a fixed term ending February 16, 2006.
      Agreements with Other Officers. The Company has entered into agreements with certain officers, including each of its executive officers, under which each officer has agreed not to compete with the Company for a two-year period following termination of employment. However, if employment is terminated without good cause (as defined therein) after a change in control of the Company (as defined therein), or if the officer resigns within one year thereafter, the agreement not to compete will not apply and the officer will receive a lump sum payment equal to the lesser of three times his or her average annual compensation for the five calendar year period preceding the date of termination or the maximum payment which the Company can make to such officer without triggering federal excise tax liability. In the event of a termination of employment by the Company without good cause in the absence of a change in control, the officer will receive a lump sum payment equal to his or her annual base salary at that time.
DIRECTOR COMPENSATION
      The Company’s 1996 Compensation Plan for Non-Employee Directors provides that each non-employee Director receives an annual retainer in Common Stock, in such amount as fixed by the Board from time to time. The current annual retainer has been 2,500 shares since 2004. Payment of the retainer in Common Stock serves to more closely align the interests of the Directors with shareholders. In addition, in 2004 each non-employee Director received an annual cash retainer of $20,000, the chairs of the Audit Committee and the Governance Committee received an additional annual cash retainer of $10,000 and $8,000, respectively, and the Lead Director received an additional annual cash retainer of $20,000. All such retainers are paid quarterly in arrears. Directors (including committee chairs) also received a $1,000 fee for each Board or committee meeting attended. Employee Directors receive no compensation for Board services. The Board has adopted a Director stock ownership program pursuant to which non-employee Directors are expected to acquire ownership of Common Stock equal to five times the annual stock retainer over a period of five years.
      Directors may elect to defer receipt of all or any portion of the cash or stock retainers as well as meeting fees. Deferred fees are credited to the Director’s deferred compensation account, in cash or stock equivalents. Stock equivalents are credited with dividends in the form of additional stock equivalents. Deferred fees will be distributed in Common Stock or cash at such future dates as specified by the Director, unless distribution is accelerated pursuant to certain events, including a change in control of the Company. Currently, nine Directors defer certain retainers or meeting fees in stock equivalents.
      The following reports of the Governance Committee and the Audit Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Governance Committee, comprised solely of four independent directors, oversees the Company’s executive compensation program and the use of Common Stock for compensation purposes under the Company’s stock incentive plans. This report summarizes the Committee’s compensation philosophy, strategy and actions for the Chief Executive Officer and all other executive officers.
Compensation Philosophy and Strategy
      The Committee’s compensation philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;
•	provide competitive base salaries and long-term compensation;
•	motivate executives to achieve strategic operating and personal objectives by rewarding performance that supports achievement of business plan goals; and
•	encourage employee Common Stock ownership to closely align employee and shareholder interests.
      The Company’s compensation programs are designed to balance short and long-term financial objectives, build shareholder value and provide rewards for individual, team and corporate performance. The Company believes that it is important to encourage the ownership of the Company’s Common Stock throughout the Company, with an overall intent to encourage employees to act like an owner of the business. To that end, the Company maintains a program to grant stock incentives to a broad group of key employees and managers. The Company also maintains a stock purchase plan which enables all employees to purchase Company stock at a discount through payroll deductions.
      The components of the Company’s executive compensation program are (i) cash compensation, consisting of base salary and annual incentive bonuses based on the achievement of Company, business unit and personal performance goals, and (ii) long-term stock incentives. In determining base salary, the Committee considers each individual’s responsibilities and performance, taking into account market-competitive pay levels. For both annual incentives and long-term stock incentives, the Committee intends to provide competitive compensation for target levels of performance; more than competitive compensation for performance above target; and less than competitive compensation in the event the Company or an individual does not meet performance goals.
      With the assistance of an independent consultant retained by the Company, the Committee periodically assesses the competitiveness of the base salaries, annual incentive opportunities and stock incentive grants with respect to a peer group of comparably sized firms with whom the Company competes for customers and for executive talent, as well as comparably sized firms across a wide range of industries. Because the Committee tailors its competitive perspective to companies it believes are most relevant, the companies chosen for these external competitive analyses overlap with, but are not identical to, the companies represented in the indices employed in the Five Year Stock Performance Graph. The Committee also retains its own independent consultant to assess CEO compensation.
      The Committee’s policy with respect to executive compensation takes into account any potential limitation on the deductibility of compensation in excess of $1,000,000 under Section 162(m) of the Internal Revenue Code (the “Code”), but does not require that all compensation qualify for exemption from such limitation.

Cash Compensation
      Base Salary. The Committee annually reviews the base salary of each executive officer. The Committee believes that such base salaries are competitive and enhance the Company’s ability to attract and retain talented executives. Changes in base salary for executive officers reflect the Committee’s assessment of competitive norms, changes in roles and responsibilities and individual performance.
      Annual Incentive Bonus. Under the supervision of the Committee, the Company maintains a Senior Management Incentive Plan pursuant to which annual cash bonuses are payable to its officers and key employees. These persons are responsible for establishing strategic direction or generally are responsible for functional or operating units, and have an impact on bottom-line results. For several years, the Company has put a substantial portion of total executive compensation at risk by tying executive compensation to the achievement of Company goals. Under the Plan, bonuses for 2004 were based on the achievement of the Company’s earnings per share goal, personal stretch objectives (reflecting expectations above and beyond the scope of normal performance goals), return on assets, revenue growth and specific financial objectives for business unit participants. With respect to each element of the Plan, performance expectations are communicated at the beginning of the year. Achievement of these levels of performance is designed to yield the payment of a target incentive award that is consistent with median competitive levels of incentive compensation. For performance above or below expectations, incentive awards can range from 0% to 150% of each individual’s target award. The Committee believes this close link between individual incentive opportunity and Company and business unit performance appropriately motivates and rewards participants for their contributions to the Company’s success.
Long-Term Incentives
      The Committee grants stock incentives to key employees under the Company’s stock incentive plans on an annual basis. As part of the Committee’s review of the compensation program, it has determined that it is important to implement a regular review and allocation of stock grants to executives and other key employees, consistent with their performance and competitive guidelines. Prior to 2004, such grants consisted of a combination of stock options and restricted stock. Beginning in 2004, the Committee changed this mix to include only restricted stock grants, in part based on the proposed accounting rules relating to the expensing of stock options. The Committee considers recommendations of the Chief Executive Officer, responsibility levels, compensation and the market price of the Company’s Common Stock in determining the size of incentive stock grants. The Committee believes that increased stock ownership among executives and key managers will serve to provide additional motivation on their part to contribute to the success of the Company.
Chief Executive Officer Compensation
      Mr. Tuff was initially employed by the Company as President and CEO in 1998 pursuant to a five-year employment agreement. In 2002 a new agreement was entered into, extending his employment until February 2006. Under his employment agreement, Mr. Tuff receives an annual base salary of $650,000, reviewable annually, as well as an annual bonus pursuant to the Company’s Senior Management Incentive Plan. For a period of three years following his resignation other than for good reason or a termination by the Company for good cause, Mr. Tuff may not compete with the Company in its printed products, software and information management products and services businesses.
      Mr. Tuff’s incentive bonus for 2004 was based on the Company’s operating performance and the attainment of certain of his personal stretch objectives, including a formal career development program for high potential managers and an increase in employee satisfaction, based on an internal survey, all consistent with the terms of the Senior Management Incentive Plan.
      Mr. Tuff meets annually with the Committee and the Lead Director to discuss their assessment of his performance. The entire Board also reviews his performance on an annual basis. Mr. Tuff reviews with the Committee his assessment of the performance of each of the senior officers of the Company, and meets with each such officer to discuss performance and to set performance goals for the next year.
      The Committee believes that its executive compensation policies and programs effectively serve the interests of shareholders and the Company, and are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future success. As described above, a significant portion of executive officer compensation is at risk and tied to attaining corporate earnings, revenue and other operating targets, attaining personal performance objectives, and improving shareholder value.

GOVERNANCE COMMITTEE

G. Harold Northrop, Chair
William S. Antle III
Richard K. Lochridge
Jesse J. Spikes
Governance Committee Interlocks and Insider Participation
      During 2004:

•	No member of the Committee was an officer or employee of the Company or any subsidiary.
•	No member of the Committee entered into any transaction with the Company.
•	No executive officer of the Company served as a director of another entity where one of that entity’s executive officers served on the Committee.
•	No executive officer of the Company served on the compensation committee of another entity where one of that entity’s executive officers served as a director of the Company.

FIVE YEAR STOCK PERFORMANCE GRAPH
      The line graph below compares the cumulative, five-year shareholder return on the Company’s Common Stock (assuming the reinvestment of dividends) with the S&P 500 Index and the S&P 600 Commercial Printing Index.

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

John H. Harland Company	$100.00	$78.74	$125.08	$126.70	$158.49	$212.61
S&P 500	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 600 Commercial Printing	$100.00	$75.69	$110.23	$112.42	$136.88	$180.01
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee focuses on:

•	the adequacy of the Company’s internal controls and financial reporting processes;
•	the integrity of its financial statements;
•	the performance of the Company’s independent accountants and internal auditors; and
•	the Company’s compliance with legal and regulatory requirements.
      The Committee meets with management periodically to discuss these matters and also regularly meets privately with both the independent and internal auditors, each of whom has unrestricted access to the Committee.
      Among other things, the Audit Committee is responsible for reviewing with the independent auditors the scope and results of their audit engagement. In connection with the 2004 audit, the Committee:

•	reviewed and discussed with management the Company’s audited financial statements to be included in the annual report on Form 10-K for the year ended December 31, 2004 (“Form 10-K”), which management has represented to have been prepared in accordance with generally accepted accounting principles;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and
•	received from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1 regarding their independence and discussed with Deloitte & Touche their independence.

      Based on these reviews and discussions, the Committee has recommended to the Board that the audited financial statements be included in the Form 10-K.
      The Audit Committee has the responsibility to pre-approve all audit and non-audit services provided by the independent auditors. The Committee has considered whether the non-audit services performed by Deloitte & Touche in 2004 are compatible with maintaining the independence of such firm.
      In response to the Sarbanes-Oxley Act of 2002 and the NYSE rules, the Audit Committee has adopted a revised charter, a copy of which is attached hereto as Exhibit A and is also posted on the Company’s website at www.harland.net. The Board has affirmatively determined that all members of the Committee are independent under Section 303A.2 of the NYSE listing standards and Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has affirmatively determined that the Committee Chair, Robert J. Clanin, qualifies as an audit committee financial expert, and that all members of the Committee are financially literate, as required by Sarbanes-Oxley and the NYSE rules.
      Committee members are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

AUDIT COMMITTEE

Robert J. Clanin, Chair
John J. McMahon, Jr.
Eileen M. Rudden
Jesse J. Spikes
Fees Paid to Independent Auditors
      The fees billed by Deloitte & Touche LLP for the indicated services performed during 2004 and 2003 were as follows:

	Fiscal 2004	Fiscal 2003

Audit fees	$2,059,912	$643,500
Audit-related fees	193,821	376,765
Tax fees	49,840	464,067
All other fees	—	—

      The amounts shown for Audit-related fees consisted of Sarbanes-Oxley Section 404 readiness services and audits of benefit plans. The amounts shown for Tax fees were for tax compliance services.
Audit Committee Pre-Approval Policy
      In 2004 the Board adopted an Audit Committee Pre-Approval Policy to address situations where it is desirable to utilize the independent audit firm for services in addition to the annual audit. The Policy sets forth guidelines and procedures to be followed by the Company when retaining the independent auditors to perform non-audit services, while also maintaining their independence. The Policy, which reflects the requirements of the SEC final rule on auditor independence, is posted on the Company’s website at www.harland.net.
      The Policy provides for the general pre-approval of specific types of services, gives detailed guidance as to the specific services that are eligible for general pre-approval and provides a cost limit for each such service through the next Audit Committee meeting. The Policy describes the Audit, Audit-Related, Tax and All Other services that the independent auditor may perform that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, permitted services that exceed the pre-approved limit will require specific pre-approval.
      Authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair will update the Audit Committee at its next regularly scheduled meeting regarding any services that were granted specific pre-approval. The Audit Committee reviews the status of services and fees incurred year-to-date on a regular basis.
      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
      Upon the recommendation of the Audit Committee, the Board has reappointed Deloitte & Touche LLP as auditors of the Company for 2005, subject to ratification by shareholders at the annual meeting. Deloitte & Touche or its predecessors has audited the Company’s financial statements since 1947. Representatives of such firm will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
APPROVAL OF 2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
      Based on the recommendation of the Governance Committee, the Board has adopted and unanimously recommends that shareholders approve the Company’s 2005 Compensation Plan for Non-Employee Directors (the “Compensation Plan for Directors”), covering the issuance of 200,000 shares of Common Stock.
Overview
      In 1996 the Company adopted the 1996 Compensation Plan for Non-Employee Directors (the “1996 Plan”), covering 100,000 shares of Common Stock, which Plan was amended in 2003 to cover an additional

100,000 shares of Common Stock. As of December 31, 2004 a total of 184,794 shares had been issued or reserved for issuance pursuant to outstanding deferrals under the 1996 Plan, leaving only 15,206 shares available for issuance thereunder. Accordingly, the Board believes it is appropriate for shareholders to approve the Compensation Plan for Directors. The Compensation Plan for Directors is intended to compensate non-employee Directors of the Company who contribute to the Company’s success and to align their interests with the interests of shareholders. The Compensation Plan for Directors is also intended to allow Directors to elect to defer the payment of their fees, as more fully described below.
      The Compensation Plan for Directors has been approved by the Board, but will not become effective unless shareholders approve such plan at the annual meeting. If the shareholders approve the Compensation Plan for Directors, it will be retroactively effective to January 1, 2005, and the annual retainer fees, annual cash fees and meeting fees that otherwise would have been paid or deferred in shares of Common Stock before the annual meeting will become payable to or deferrable by the Directors on the first day of the month following the annual meeting. If the shareholders do not approve the Compensation Plan for Directors, it will be null and void and no payments or deferrals in shares of Common Stock will be made thereunder.
      The Compensation Plan for Directors will be approved upon receiving the affirmative vote of holders of a majority of the shares of Common Stock present at the annual meeting either in person or by proxy. Proxies will be voted in accordance with the specifications marked thereon, and, if a proxy is returned but no specification is made, it will be voted “FOR” approval of the Compensation Plan for Directors.
      The following discussion summarizes the material terms of the Compensation Plan for Directors. This discussion does not purport to be complete and is qualified in its entirety by reference to the Compensation Plan for Directors, a copy of which is attached hereto as Exhibit B.
Participation
      Only non-employee Directors are eligible to participate in the Compensation Plan for Directors. As of December 31, 2004, nine Directors were eligible to participate therein.
Administration
      The Board has the exclusive responsibility and discretionary authority to control the administration of the Compensation Plan for Directors, but may delegate the authority to a committee or a person.
Shares Available for Issuance
      The Board has reserved 200,000 shares of Common Stock for issuance under the Compensation Plan for Directors, which may consist of treasury shares or authorized and unissued shares.
Payment of Fees
      Under the Compensation Plan for Directors, Directors receive an annual retainer in shares of Common Stock. In addition, Directors may be paid an annual cash retainer, an annual cash fee for duties as chair of a Board Committee or Lead Director, or meeting fees for attendance at Board or Committee meetings. Directors may elect to have the annual cash retainer, annual cash fee and meeting fees paid in shares of Common Stock.

Deferral of Fees
      Directors may elect to defer the payment of any or all of their annual retainer fees, annual cash fees and meeting fees (“Fees”) by delivering an executed election form to the Company no later than the December 31 prior to the year during which the services to which the Fees relate will be performed. A newly-elected Director who delivers an election form to the Company within 30 days after his or her election to the Board may defer all or any portion of the Fees to be earned after the date the election form is delivered.
Deferred Compensation Accounts
      A Director’s benefits under the Compensation Plan for Directors will be based on the value of the cash and stock equivalents credited to the bookkeeping account maintained for the Director thereunder. A Director electing to defer the annual cash retainer, annual cash fees or meeting fees in the form of cash will have his or her cash account credited with the amount of the cash deferral. Interest will be credited to the balance of the cash account on the last day of each month.
      A Director electing to defer the annual stock retainer will have his or her stock account credited with stock equivalents on a quarterly basis. A director electing to defer the annual cash retainer or annual cash fees in shares of Common Stock will have his or her stock account credited with stock equivalents on the last day of the quarter. A director deferring the meeting fees in shares will have his or her stock account credited with stock equivalents on the date of the meeting. A Director’s stock account will be credited with additional stock equivalents for any cash or stock dividends as of the date the dividend is paid.
Account Adjustments
      If any change occurs in the outstanding shares of Common Stock because of a stock split, stock dividend or recapitalization, the Board will make appropriate adjustments to the number of shares issuable under the Compensation Plan for Directors, the annual retainer payable in shares and the number of stock equivalents credited to a Director’s account.
Account Distributions
      A Director’s account will be distributed in cash to the extent cash is credited to the Director’s account. Stock equivalents credited to a Director’s account will be distributed in whole shares of Common Stock, with any fractional shares paid in cash. Distributions will be made in the form of a lump sum, unless the Director has elected monthly, quarterly or annual installments over a period of up to 10 years. However, distributions of Common Stock may not occur more frequently than semi-annually.
      Generally, distributions will begin on the date selected by the Director in his or her election form, but the date selected may be no later than the Director’s 65th birthday or the date the Director separates from service as a Director, whichever is later. If a Director is involuntarily removed from the Board, the Director’s account will be paid in a lump sum within 30 days after January 1 of the year following the year of removal. If the Director dies, the Director’s account will be paid in a lump sum to the beneficiaries designated on his or her election form. If the Director becomes disabled, the Director’s account will be paid to the Director (or legal guardian, if applicable) in a lump sum.

Change in Time or Form of Distribution
      A Director may change the time or form of distribution of Fees by delivering a subsequent election form to the Company. The change generally applies only to Fees earned in the calendar years following the year in which such form is delivered to the Company. However, the change may apply to the Director’s entire account if the Director so indicates in the subsequent election form and the requirements of Section 409A of the Code are met with respect to such election.
Change in Control
      If within one year after a “change in control,” as defined below, the Director “separates from service” or the Compensation Plan for Directors is terminated, the balance in the Director’s account will be distributed in a lump sum within 30 days after the January 1 following such separation or termination to the extent allowed under Section 409A of the Code (as applicable).
      The Director’s account, including stock equivalents, will be distributed entirely in cash. The amount of cash distributed in lieu of stock equivalents will equal the number of stock equivalents in the Director’s account multiplied by the average closing price of the Company’s Common Stock for the five day trading period immediately preceding either (1) the date of the Director’s separation from service or the date the Compensation Plan for Directors terminates, as applicable, or (2) the date of the change in control, whichever date results in the greater average price.
      A change in control means, for purposes of determining the value of stock equivalents following a separation from service, (1) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, the incumbent directors immediately prior to such transaction do not constitute a majority of the directors of the continuing or surviving corporation; (2) the acquisition, directly or indirectly, of the power to vote 50% or more of the Company’s Common Stock by any person, entity or group; or (3) any sale or other transfer, in one or a series of transactions, of all or substantially all of the assets of the Company; unless, in any case, a majority of the incumbent directors determines that such transaction or event will not, for purposes of the Compensation Plan for Directors, be deemed a change in control. For purposes of determining whether the Company can make a distribution upon termination of the Compensation Plan for Directors, change in control will be defined consistent with Section 409A of the Code.
Amendment or Termination
      The Board may amend, modify or terminate the Compensation Plan for Directors at any time; provided, however, that no such action will reduce the amounts credited to the account of any Director immediately prior to such action or change the time, form or manner of distribution of such account. However, the change in control provisions in the Compensation Plan for Directors may not be amended after a change in control. The Board intends to amend the Compensation Plan for Directors as required to conform to guidance under Section 409A of the Code.
Compliance with Nonqualified Deferred Compensation Rules
      The Company intends that the Compensation Plan for Directors meet the requirements of paragraphs (2), (3) and (4) of Section 409A of the Code (and any successor provisions of the Code) and the regulations and other guidance issued thereunder and be operated in accordance with such requirements so that compensation deferred under the Compensation Plan for Directors (and applicable investment earnings) will not be included in income under Section 409A of the Code. To the extent permitted under Section 409A of the Code and the regulations and other guidance issued thereunder, a Director may terminate participation in the Compensation Plan for Directors or cancel an outstanding deferral election for 2005; provided, however, that amounts subject to such termination or cancellation will be includible in income of the Director as earned.
Federal Income Tax Consequences
      The following tax discussion is only a brief summary of current federal income tax law applicable to individuals who are both citizens and residents of the United States. It is intended solely for general information, and a Director’s situation may be such that some variation of the basic rules is applicable to him or her. The Compensation Plan for Directors is intended to meet the new rules for nonqualified deferred compensation plans under Section 409A of the Code to avoid taxation when deferred. If the Compensation Plan for Directors meets the requirements of Section 409A, a Director will not be subject to federal income tax as a result of the deferral of his or her Fees under the terms of the Compensation Plan for Directors. Upon the distribution to the Director of the balance credited to his or her account, the Director will recognize ordinary income in an amount equal to the amount of cash and the fair market value of the Common Stock distributed to him or her, and the Company will receive a corresponding deduction for this amount.
      If the Compensation Plan for Directors does not meet the requirements of Section 409A, or if it is not operated in accordance with such requirements for a year, Fees deferred by a Director thereunder for the year of noncompliance and all previous years (and any earnings on or appreciation of those Fees) will be included in income for such year, to the extent not previously included in income. The Company will receive a corresponding deduction for the amount included in the Director’s income. The Director will also be subject to an additional 20% tax on the amount included in income, as well as interest on the amounts that would have been included in income if the Fees had been included in income in the year deferred. Such interest will be at the federal income tax underpayment rate plus 1%.
APPROVAL OF THE MATERIAL TERMS OF THE
2005 SENIOR MANAGEMENT INCENTIVE PLAN
      Based on the recommendation of the Governance Committee, the Board of Directors has adopted the Company’s 2005 Senior Management Incentive Plan (the “Senior Management Incentive Plan”) and unanimously recommends that shareholders approve the material terms of the performance goals thereunder in order that the bonuses paid pursuant thereto may be treated as qualified performance-based compensation for purposes of Section 162(m) of the Code.
      The material terms of the performance goals under the Senior Management Incentive Plan will be approved upon receiving the affirmative vote of holders of a majority of the shares of Common Stock present at the annual meeting either in person or by proxy. Proxies will be voted in accordance with the specifications marked thereon, and, if a proxy is returned but no specification is made, it will be voted “FOR” approval of the Senior Management Incentive Plan.
      The following discussion summarizes the material terms of the Senior Management Incentive Plan. This discussion does not purport to be complete and is qualified in its entirety by reference to the Senior Management Incentive Plan, a copy of which is attached hereto as Exhibit C.

Summary of Section 162(m)
      Section 162(m) of the Code precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 per year to a “covered employee.” A covered employee is the Chief Executive Officer on the last day of the taxable year, and any other officer who is among the four highest compensated officers for the taxable year (other than the Chief Executive Officer). Generally, this definition includes the Company’s Chief Executive Officer and the four other officers named each year in the Summary Compensation Table in the proxy statement.
      The $1,000,000 limit on deductibility does not apply to compensation that meets the requirements for “qualified performance-based compensation” under regulations adopted under the Code. In order for compensation to qualify as performance based, certain conditions must be met. One such condition requires the Company to obtain shareholder approval of the material terms of the performance goals under which the compensation is to be paid. The material terms of the performance goals that must be approved by shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation, a description of the business criteria on which performance goals may be based, and either the maximum amount of compensation payable to any employee or the formula used to calculate the amount of compensation payable if the performance goals are attained. The specific performance goals and targets with respect to these goals will be established by the Governance Committee.
      To comply with certain federal income tax regulations under Section 162(m), the Company has submitted for shareholder approval the material terms of the performance goals under the Senior Management Incentive Plan. In the event such approval is not obtained, the Senior Management Incentive Plan will continue in effect, but the Company will not be entitled to the tax benefits described above.
Description of the Senior Management Incentive Plan and the Performance Goals
      The Senior Management Incentive Plan is administered by the Governance Committee. Eligible employees include executive officers of the Company or its subsidiaries who the Governance Committee believes will be covered employees under Section 162(m). For 2005, there are approximately 175 employees participating in the Senior Management Incentive Plan. The maximum annual payment to any individual thereunder is $3,000,000.
      Performance goals under the Senior Management Incentive Plan are established by the Governance Committee no later than 90 days after the beginning of the calendar year or years designated by the Governance Committee as the measurement period for a plan participant. Performance goals will be based on one or more of the following business criteria, as determined by the Governance Committee: earnings per share, net income, operating income, earnings growth, revenue, return on assets, return on equity, return on investment, return on capital employed, cash flow, operating margins, working capital and/or total shareholder return.
      Performance goals may be based (as the Governance Committee deems appropriate) on (1) Company-wide performance, (2) performance of a subsidiary, division, region, department, function, plant, facility or other operational unit of the Company, (3) individual performance (if applicable), or (4) any combination of the foregoing. Performance goals may be set in any manner determined by the Governance Committee, including looking to achievement of business criteria on an absolute basis or on a relative basis to prior periods or in relation to peer group, indexes or other external measure of the selected criteria. When the Governance Committee sets an executive’s performance goals, the Governance Committee will establish the general, objective rules which it will use to determine the extent, if any, that such performance goals have been met. In establishing the objective rules, the Governance Committee may take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Governance Committee deems relevant in light of the nature of the performance goals set for the executive or the assumptions made by the Governance Committee regarding such goals.
      The Governance Committee, in its discretion, may establish one or more other individualized objectives for an executive for a measurement period, and the Governance Committee will have the right, in its discretion, to reduce the bonus that otherwise would be payable to the executive as a result of satisfaction of his or her performance goals for the measurement period if the Governance Committee determines that the executive has not met one or more such individualized objectives.
      Prior to payment of any bonus under the Senior Management Incentive Plan, the Governance Committee will certify in writing that the performance goals were in fact satisfied and determine the bonus payable to each executive. If the Governance Committee certifies that a bonus is payable for any measurement period, such bonus will be paid in cash as soon as practical after such certification has been made, but in no event later than 60 days after the end of the calendar year in which the measurement period ends.
Amendment and Termination of Senior Management Incentive Plan
      The Governance Committee has the power to amend the Senior Management Incentive Plan from time to time as it deems necessary or appropriate; provided, however, to the extent required by applicable law, or deemed necessary or advisable by the Governance Committee, such amendment will be subject to shareholder approval. The Board of Directors may terminate the Senior Management Incentive Plan at any time.
ANNUAL REPORT TO SHAREHOLDERS
      The annual report for the year ended December 31, 2004 accompanies this Proxy Statement.
ANNUAL REPORT ON FORM 10-K
      The Company will provide without charge, at the written request of any shareholder of record as of the record date, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. The Company may impose a reasonable fee for providing such exhibits. Requests should be mailed to:

JOHN H. HARLAND COMPANY
Box 105250
Atlanta, Georgia 30348

Attention: Sarah King Bowen
Vice President and Assistant Secretary
Telephone: (770) 593-5426
Facsimile: (770) 593-5619
E-mail: skbowen@harland.net

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals
      Any shareholder proposal intended to be presented at the Company’s 2006 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received no later than November 18, 2005 to be considered for inclusion in the proxy statement for the meeting. Under the Company’s Bylaws, any such proposal which is not intended to be included in the proxy statement under Rule 14a-8 must be received no later than 60 days prior to the meeting; however, if the Company provides less than 40 days’ notice of the meeting, any such proposal must be received no later than 10 days after notice of the meeting is mailed or publicly disclosed.

Shareholder Nominations for Election of Directors
      Under the Company’s Bylaws, a shareholder is entitled to nominate individuals for election to the Board of Directors only if the shareholder is entitled to vote in the election of directors and provides timely notice in writing to the Company’s Corporate Secretary. To be timely, the notice must be received in the Company’s corporate headquarters no less than 60 days prior to the annual meeting. However, if the Company provides less than 40 days’ notice of the meeting, the shareholder’s notice must be received no later than 10 days after notice of the meeting is mailed or publicly disclosed. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the Company’s books, and (ii) the number of shares of Common Stock beneficially owned by such shareholder. No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Bylaws. In addition, the Company may require any proposed nominee to provide such information as may be reasonably required to determine the eligibility of such person to serve as a director.

Communications to Non-Management Directors
      Interested parties who wish to make concerns regarding the Company known to the non-management Directors of the Company may communicate such concerns to the Lead Director by sending such communication to the Corporate Secretary, 2939 Miller Road, Decatur, Georgia 30035, which will be forwarded directly to the Lead Director. In addition, the Company maintains an Ethics and Compliance Hotline in order to prevent and deter any illegal, unethical or unsafe act that could cause harm to the Company, its employees or customers. The Hotline is administered by The Network, Inc., an independent company, and provides an opportunity for shareholders, employees or other third parties to report instances of business abuse in an anonymous manner. The Hotline number is 1-800-495-1766, and is available 24 hours a day, 7 days a week, toll free. The Company encourages shareholders, employees and other interested third parties to become involved in the prevention of business risks at the Company through the use of the Hotline.
OTHER MATTERS
      The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

      The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may be made by employees of the Company personally or by telephone, facsimile or other electronic means. The Company will reimburse brokers, banks, nominees and other fiduciaries for their expenses of forwarding the proxy material to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, at a fee of $6,000 plus expenses.

John C. Walters
Senior Vice President, Secretary and General Counsel
March 18, 2005

EXHIBIT A
John H. Harland Company
Audit Committee Charter
Adopted October 26, 2004
      The Board of Directors (“Board”) of John H. Harland Company (the “Company”) has constituted and established an Audit Committee (the “Committee”) with authority, responsibility and specific duties as described herein. This Charter and the composition of the Committee are intended to comply with applicable law, including the securities laws, and the rules of the New York Stock Exchange (the “NYSE”). This document replaces and supersedes in its entirety the previous revised Charter of the Committee adopted by the Board on January 28, 2003.

I.	Purpose
      The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the accounting and financial reporting processes and system of internal controls of the Company, (ii) the audits and integrity of the financial statements of the Company, (iii) the independent accountants’ qualifications and independence, (iv) the performance of the Company’s internal audit function and independent accountants, and (v) the compliance by the Company with legal and regulatory requirements. The Committee shall prepare the report to be included in the Company’s annual proxy statement, as required by applicable federal securities laws and NYSE rules.

II.	Composition
      The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be non-employee members of the Board who are independent, as that term is defined by the NYSE with respect to members of audit committees, and Rule 10A-3 under the Securities Exchange Act of 1934 and the regulations thereunder. Each member of the Committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee.
      Each member of the Committee shall have a basic understanding of finance and accounting practices, and shall be financially literate (as such term is interpreted by the Board of Directors in its business judgment), or shall become financially literate within a reasonable period of time after his or her appointment. Committee members may enhance their familiarity with finance and accounting and stay current as to relevant developments by participating in training and education programs.
      At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such requirement in its business judgment. Unless the Board determines otherwise, at all times at least one member of the Committee shall be a “financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”).
      Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee. Unless the Board determines otherwise, Committee members may not simultaneously serve on the audit committee of more than three public companies. Committee members may be removed from the Committee by the Board in its discretion.

III.	Meetings
      In addition to the meetings specified in Section IV, the Committee shall hold such regular meetings as may be necessary and such special meetings as circumstances dictate. Meetings shall take place not less frequently than quarterly. As part of its job to foster open communication, the Committee shall meet at least annually with management, the internal auditors and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. Meetings may be held telephonically.

IV.	Duties and Responsibilities
      The Committee’s primary duties and responsibilities are to serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system; to review and appraise the audit efforts of the Company’s independent accountants and internal auditors; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors and the Board. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders that the accounting and reporting practices of the Company are in accordance with all requirements. The Committee will encourage the enhancement of the Company’s reporting and disclosure practices.
      The Committee may form and delegate authority to subcommittees when appropriate.
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other advisors to advise the Committee. The Committee shall approve the fees paid by the Company to any independent advisor retained by the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountants to attend any meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Committee shall meet with management, the internal auditors and the independent accountants in separate executive sessions periodically. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Committee shall make regular reports to the Board, including regarding any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the Company’s independent accountants or the performance of the Company’s internal audit function.
      To fulfill its duties and responsibilities the Committee shall:
Review of Documents and Reports
      1. Review the adequacy of this Charter at least annually. Any proposed changes shall be submitted to the Board for its approval.
      2. Review the Company’s annual financial statements and quarterly financial reports prior to filing or submission to the shareholders or the SEC, including any report, opinion or review rendered by the independent accountants. Such reviews shall include the following:

a. Review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in the Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), prior to filing the Company’s Form 10-K.

b. Review and discuss with management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements and disclosures made in the MD&A.
      3. Review the regular internal reports prepared by the internal auditors and management’s response.
      4. Review with financial management and the independent accountants the Company’s quarterly financial results prior to the earnings release and the filing of the Form 10-Q with the SEC. The Chair of the Committee may represent the entire Committee for purposes of this review.
      5. Prepare a report for inclusion in the annual Proxy Statement stating whether the Committee has reviewed and discussed the financial statements with management and the independent accountants, and whether the Committee recommended to the Board that the audited financials be included in the Form  10-K.
      6. Request that the Company file this Charter as an appendix to the Proxy Statement at least once every three years and each time it is amended, and maintain a copy on the Company’s website.
Independent Accountants
      7. In its capacity as a committee of the Board, be solely responsible for the appointment (subject to shareholder ratification, if the Board so elects), compensation, and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Committee may obtain input from management, as necessary. The Company’s independent accountants shall report directly to the audit committee.
      8. Obtain and review a report from the independent accountants at least annually regarding:

a. As required by Section 204 of the Sarbanes-Oxley Act of 2002 and the SEC regulations thereunder (together, the “Sarbanes Act”), (1) all critical accounting policies and practices to be used, (2) all alternative treatments within GAAP suggested to management, and (3) any other written communications with management.

b. As required by NYSE rules (1) the accounting firm’s internal quality control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (3) in order to assess the independent accountants’ independence, all relationships between the Company and the independent accountants.
      In light of these reports, (1) review and discuss with the independent accountants all relationships that the independent accountants have with the Company that could impair their independence, (2) evaluate the qualifications, performance and independence of the independent accountants, including review of the lead partner, considering whether the independent accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, taking into account the opinions of management and the internal auditor, and (3) present the Committee’s conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent accountants.
      9. Review the performance of the independent accountants and approve the discharge of such accountants when circumstances warrant.

      10. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the accounting principles used in the Company’s financial reporting, including the consistency of accounting policies and the clarity and completeness of the financial statements and related disclosures.
      11. Prior to commencement of the annual audit, meet with the independent accountants, the internal auditors and financial management of the Company to review:

a. The audit scope and plan of the internal auditors and the independent accountants for the current year, the program for integration of the independent and internal audit efforts, the audit procedures to be utilized, and the proposed fees of the independent accountants.

b. Which services to be provided are audit services, and which are non-audit services, taking into account the Sarbanes Act. Non-audit services that are not permitted under the Sarbanes Act shall not be provided by the independent accountants. The Committee shall approve the audit services and non-audit services to be provided by the independent accountants, and shall communicate to the Company’s CFO the non-audit services that are approved, for reporting in the Company’s periodic reports. Prior to approval, the Committee shall give due consideration to whether the independent accountants’ performance of non-audit services is compatible with its continued independence. With the exception of the annual audit, the Committee may delegate to a member of the Committee the authority to pre-approve all audit and non-audit services with any such decision presented to the full Committee at the next scheduled meeting.
      12. At the conclusion of the year-end audit, review the same with the independent accountants, including any comments or recommendations of the independent accountants.
      13. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a. The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent accountants, internal auditors or management.

b. The management letter provided by the independent accountants and the Company’s response to that letter.

c. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information.
      14. Review with the independent accountants, the internal auditors and financial and accounting management, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or improper.
      15. Review financial and accounting personnel succession planning within the Company.
Internal Audit Function
      16. Review the appointment, performance, compensation and replacement of the senior internal auditing executive.
      17. Review the significant reports to management prepared by the internal auditing department and management’s responses.

      18. Discuss with the independent accountants the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
      19. Receive reports from the CEO and CFO on all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
Financial Reporting Processes
      20. Discuss with management, the independent accountants and the internal auditors any major financial risk or exposures affecting the Company, and assess the process by which the CEO and senior management handle risk assessment and risk management and any steps management has taken to minimize such risks and exposures.
      21. Discuss with management and the independent accountants significant financial reporting issues, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls or particular areas where new or more detailed controls or procedures are desirable, the development, selection and disclosure of critical accounting policies, procedures and estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.
      22. Establish guidelines with respect to the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may request a prior review of any annual or quarterly earnings release or other releases or earnings guidance and delegate to the Chairman of the Committee the authority to review any such earnings release and guidance.
      23. Meet at least annually with the Company’s Disclosure Committee responsible for reviewing the Company’s disclosure controls and procedures.
Process Improvement
      24. Establish regular and separate systems of reporting to the Committee by management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
      25. Review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements.
      26. Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.
      27. Annually perform a self-evaluation of its performance and activities, including the composition, expertise and availability of the Committee members.
      28. Set clear hiring policies for the Company’s hiring of employees or former employees of the independent accountants, in light of best practices and compliance with legal requirements, including Section 206 of the Sarbanes Act.

Compliance With Other Legal and Regulatory Requirements
      29. Obtain reports from management, the Company’s senior internal auditing executive and the independent accountants that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics, including the Code of Conduct for the Company’s senior financial officers.
      30. Review reports and disclosures of insider and affiliated party transactions.
      31. Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.
      32. Establish and review whistleblower procedures with respect to the protection of employees who act lawfully to (i) provide information, cause information to be provided, or otherwise assist in an investigation or (ii) file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed as a result of a violation of securities laws relating to fraud against shareholders.
      33. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.
      34. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies. Review also with the General Counsel the programs and policies of the Company with respect to compliance with applicable laws and regulations and monitoring the results of these compliance efforts.
      35. Review the procedures established by the Company to monitor the compliance by the Company with the covenants and restrictions contained in its loan agreements.

V.	Limitation of Committee’s Role
      It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

EXHIBIT B
JOHN H. HARLAND COMPANY
2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
      1.     Purpose. The purpose of the Plan is to enable John H. Harland Company (the “Company”) to compensate non-employee Directors (“Directors”) who contribute to the Company’s success by their abilities, ingenuity and knowledge, and to better ensure that the interests of such Directors are more closely aligned with the interests of the Company’s shareholders.
      2.     Shareholder Approval. This Plan shall not be effective unless and until approved by the shareholders of the Company at their annual meeting in 2005. If the Plan is so approved by the Company’s shareholders, the retainer fees and meeting fees that otherwise would be payable prior to the annual shareholders’ meeting in 2005 under Sections 3, 4 or 5 (if the shareholders had approved the Plan on or before January 1, 2005) shall become payable on the first day of the month that immediately follows the date of such shareholder’s meeting. If the Company’s shareholders do not approve the Plan at the Company’s annual meeting in 2005, this Plan shall be null and void and no payments shall be made under this Plan.
      3.     Payment of Annual Retainer in Common Stock. An annual retainer fee covering the calendar year shall be paid in Common Stock of the Company, in such amount as approved by the Company’s Board of Directors (“Board”). Such shares shall be issued in arrears on a quarterly basis, representing consideration for services performed for the calendar quarter then ended. In the event that a Director has elected to defer receipt of the annual retainer, pursuant to Section 6 below, such annual retainer will be credited to his or her Account (as defined below) on a quarterly basis. The annual retainer shall be subject to increase or decrease by action of the Board.
      4.     Payment of Other Annual Retainers. In addition to the annual Common Stock retainer, the Board may approve an annual cash retainer for all Directors as well as annual cash fees for the Chairs of Board Committees and the Lead Director, if any. Such payments shall be made quarterly in arrears. At the option of the Director, such retainers may be paid in shares of Common Stock, valued as set forth in Section 6(b)(iv) below. In the event the Director elects to defer receipt of such retainers, such amounts will be credited to his or her Account on a quarterly basis. Such retainers shall be subject to change by action of the Board.
      5.     Meeting Fees. In addition to payment of the annual retainers provided for in Sections 3 and 4, each Director shall be paid such additional cash fees for attendance at Board and Board Committee meetings as approved by the Board from time to time. At the option of the Director, any of such fees may be paid or deferred in shares of Common Stock, valued as set forth in Section 6(b)(v) below.
      6.     Deferral of Compensation. Directors may elect to defer the receipt of all or any portion of the annual retainers, as well as meeting and committee fees payable to such Director (the “Deferrable Compensation”), in accordance with the provisions of this Section 6.

(a) Deferral of Compensation. A Director may elect to defer all or any portion of Deferrable Compensation by executing and delivering an election form to the Company no later than the December 31 prior to the year that the services for which the Deferrable Compensation would be paid are performed. A newly-elected Director may elect to defer Deferrable Compensation for services performed after the effective date of his or her deferral election by executing and delivering an election form to the Company within 30 days after the effective date of his or her election to the Board. A newly-elected

Director’s election shall be effective when delivered to the Company for Deferrable Compensation that would be paid with respect to such Director’s services performed after such date. Once an election is in effect with respect to any calendar year, it shall remain in effect for any subsequent calendar year unless a new election form is delivered to the Company no later than the December 31 prior to any such subsequent year. Notwithstanding the foregoing, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations and other guidance issued thereunder, a Director may terminate participation in this Plan or cancel an outstanding deferral election for Deferrable Compensation earned after December 31, 2004; provided that amounts subject to the termination or cancellation will be includible in the Director’s income as earned.

(b) Deferred Compensation Account.

(i) The Company shall establish a deferred compensation bookkeeping account (the “Account”) for each Director electing to defer Deferrable Compensation. Subaccounts within an Account may be established and maintained by the Company as necessary or appropriate to administer this Plan. As of the date payments of Deferrable Compensation otherwise would be made to the Director, the Company shall credit to the Account, in cash or stock equivalents, the amount of Deferrable Compensation which the Director has elected to defer.

(ii) If the Director elects to defer and invest the annual cash retainers or meeting fees in cash, the Account shall be credited with the dollar amount of the deferral. Interest shall be credited to the cash balance in the Account as of the last day of each calendar month until the total cash balance in the Account has been paid out in accordance with the provisions hereof. The interest rate for each calendar month shall be equal to the Prime Rate in effect as of the last business day of the month as published in the Wall Street Journal.

(iii) If the Director elects to defer the annual Common Stock retainer referred to in Section 3, the Account shall be credited with stock equivalents on a quarterly basis equal to the number of shares of Common Stock deferred by the Director.

(iv) If the Director elects to defer and invest the annual cash retainers referred to in Section 4 in shares of Common Stock, the stock balance in the Account shall be credited as of the last day of the calendar quarter with stock equivalents computed by dividing the amount of such retainer (prorated for such quarter) by the closing price of the Common Stock on the New York Stock Exchange on such date.

(v) If the Director elects to defer and invest the meeting fees referred to in Section 5 in shares of Common Stock, the stock balance in the Account shall be credited as of the meeting date with stock equivalents computed by dividing the amount of such fee by the closing price of the Common Stock on the New York Stock Exchange on such date.

(vi) The stock balance in the Account shall be credited as of the payment date for any cash dividend on the Common Stock with additional stock equivalents computed by multiplying the per share dividend by the number of stock equivalents credited to the Account and dividing the product thereof by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The Account shall be credited as of the payment date for any stock dividend on the Common Stock with additional stock equivalents computed by multiplying the per share dividend by the number of stock equivalents credited to the Account.

(c) Distribution.

(i) Except as otherwise provided in the Plan, the balance in the Account shall be distributed (or begin to be distributed) to the Director commencing on the date which the Director has specified on the applicable election form (the “commencement date”); provided, however, that such commencement date must be no later than the Director’s 65th birthday or the date of the Director’s “separation from service” (as defined under Section 409A of the Code), whichever is later. The balance in the Account shall be distributed either in a lump sum or, at the Director’s election, in monthly, quarterly or annual installments, over a period not to exceed 10 years from the commencement date; provided, however, that distributions of stock equivalents may not be made more frequently than semi-annually. The lump sum or first periodic installment shall be distributed by the Company as promptly as practicable, but not more than 30 days following the commencement date. If a Director fails to make an election as to the form of distribution, his or her distribution shall be made in a lump sum.

(ii) Notwithstanding Section 6(c)(i), in the event the Director “separates from service” (within the meaning of Section 409A of the Code) as a result of involuntary removal from the Board, other than after a Change in Control, as defined below, the balance in the Account shall be payable in a lump sum within 30 days after January 1 of the following year.

(iii) Notwithstanding Section 6(c)(i) in the event of the Director’s death, the balance in the Director’s Account shall be distributed in a lump sum to the beneficiaries designated by the Director on the election form or, in the event a Director fails to designate a beneficiary, or the designated beneficiaries do not survive the Director or after checking such person’s last known mailing address, the whereabouts of such designated beneficiary is unknown and no death benefit claim is submitted to the Company by such person within one year after the date of the Director’s death, then the Account shall be distributed to the Director’s estate. The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Director.

(iv) Notwithstanding Section 6(c)(i) above, in the event of the Director’s disability, the Director’s Account shall be distributed to the Director (or the Director’s legal guardian, if applicable). For purposes of this Plan, “disability” means the Director’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(v) Distribution of the cash credited to the Account shall be made in cash. Distribution of stock equivalents credited to the Account shall be rounded down to the nearest whole share of Common Stock; fractional shares shall be accumulated until such time as a final distribution is made, in which case any fractional share shall be paid in cash in an amount equal to the fractional share multiplied by the closing price of the Common Stock on the date of final distribution.

(vi) The Company shall deduct from all distributions hereunder any taxes required to be withheld by the Federal or any state or local government.

(d) Change to Time or Form of Distribution. A Director may elect a different form, or a different fixed time (or fixed schedule), for the deferrals made in each calendar year. Those portions of a Director’s Account that are distributable at the same time and in the same form shall be distributed together. A Director may delay the time that his or her Account is distributed or change the form of distribution to be made by executing and delivering a new election form to the Company indicating such change, subject to the following:

(i) The change shall apply only to Deferrable Compensation earned in the calendar year(s) following the calendar year in which a subsequent election form indicating the change is delivered to the Company;

(ii) Notwithstanding Section 6(d)(i) if the Director so specifies in a subsequent election form, the change shall apply to the Director’s entire Account, subject to the following restrictions:

(A) The change shall not accelerate the time that the Director’s Account is distributed, except as provided in Treasury Regulations under Section 409A of the Code.

(B) The change shall not become effective for 12 months from the date the subsequent election form indicating the change is delivered to the Company;

(C) The subsequent election form must be filed at least 12 months prior to the time of distribution that was originally selected by the Director; and

(D) Distribution of the Director’s Account shall not begin until 5 years from the time of distribution that was originally selected by the Director.
If a revised election is ineffective for any reason, for example, because it was made less than 12 months before the distribution event or because it attempts to accelerate the time or schedule of payment, the Director’s previous distribution election that (but for the subsequent ineffective election) would be effective on the commencement date shall govern the distribution.
      7.     Change in Control.

(a) Notwithstanding any other provision of the Plan, if a Change in Control occurs and within one year subsequent to such Change in Control either the Director “separates from service” (within the meaning of Section 409A of the Code) or, but only to the extent permitted under Section 409A of the Code, the Plan is terminated, then the balance in the Account shall be distributed in a lump sum to the Director within 30 days after January 1 of the calendar year following the year in which such subsequent event takes place.

(b) Distributions of the stock equivalents in the Account shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the average closing price of the Common Stock for the five trading days immediately preceding either (i) the date on which the right to such distribution arose (that is, the date the Director separates from service or the date the Plan is terminated, as applicable) or (ii) the date of the Change in Control, whichever is greater. For purposes of this paragraph, “Common Stock” means the Common Stock of the Company or of the continuing or surviving corporation following a Change in Control, as applicable.

(c) A “Change in Control” shall mean

(i) for purposes of determining whether Section 7(a) applies in the case of a Director’s separation from service and the value of stock equivalents under Section 7(b), (A) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, the incumbent Directors immediately prior to such transaction do not constitute a majority of the directors of the continuing or surviving corporation; (B) the acquisition, directly or indirectly, of the power to vote 50% or more of the outstanding Common Stock of the Company by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934); or (C) any sale or other transfer, in one or a series of transactions, of all or substantially all of the assets of the Company; unless, in any case, a majority of the incumbent Directors determines that such transaction or event shall not, for purposes of the Plan, be deemed a Change in Control; and

(ii) for purposes of determining whether Plan termination following a Change in Control constitutes a distributable event under Section 7(a), [reserved pending guidance under Section 409A of the Code].

(d) The Company shall promptly reimburse the Director for all legal fees and expenses reasonably incurred in successfully obtaining or enforcing any right or benefit provided under this Section.
      8.     Six Month Holding Period and Other Restrictions. All shares of Common Stock issued under the Plan must be held for six months from the date of issuance prior to any disposition by the Director. The Directors are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, and may not resell such Common Stock except pursuant to a Registration Statement or an exemption from the registration requirements under the Securities Act of 1933. The Company may endorse on certificates representing shares of Common Stock issued pursuant to the Plan such legends referring to applicable restrictions on resale as it deems appropriate.
      9.     Issuance of Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to the Plan shall be 200,000 shares, subject to adjustment as set forth in Section 10. The shares of Common Stock issuable to Directors under the Plan may be issued from shares held in the Company’s treasury or from authorized and unissued shares.
      10.     Adjustment to Shares of Stock Issuable Pursuant to Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend or recapitalization of the Company, an equitable adjustment shall be made to the number of shares issuable under the Plan, the amount of the annual Common Stock retainer set forth in Section 3 and the number of stock equivalents credited to the stock balance in the Account for any Director, as the Board determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action. Any such adjustment determined in good faith by the Board shall be conclusive and binding for all purposes of the Plan.
      11.     Amendments. The provisions of Section 7 may not be amended or modified after the occurrence of a Change in Control. The Plan may otherwise be amended, modified or terminated by the Board at any time, provided that no such action shall reduce the amounts credited to the Account of any Director immediately prior to such action or change the time, method or manner of distribution of such Account.
      12.     Miscellaneous.

(a) The provisions of the Plan shall be binding upon and enforceable against the Company and/or the continuing or surviving corporation in a Change of Control.

(b) Neither the Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Director hereunder, or the right to exercise any of the rights or privileges of a shareholder (including the right to vote) with respect to any stock equivalents credited to the Account or to receive any distribution under the Plan except as expressly provided for in the Plan. Distributions hereunder shall be made from the general assets of the Company, and the rights of the Director shall be those of an unsecured general creditor of the Company.

(c) The interest of the Director under the Plan shall not be assignable by the Director or the Director’s beneficiary or legal representative, either by voluntary assignment or by operation of law, and any such attempted assignment shall be ineffective to transfer the Director’s interest; provided, however, that (i) the Director may designate beneficiaries to receive any benefit payable under the Plan upon death, and (ii) the legal representative of the Director’s estate may assign his or her interest under the Plan to the persons entitled to any such benefit.

(d) Nothing contained herein shall impose any obligation on the Company to continue the tenure of the Director beyond the term for which such Director has been elected or prevent his or her removal.

(e) The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia. The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the Governance Committee of the Board, whose interpretation or determination shall be conclusive and binding. The Company intends that this Plan meet the requirements of Section 409A of the Code so that Deferrable Compensation deferred under this Plan not be included in income under Section 409A of the Code. Any ambiguities in this Plan shall be construed to effect the intent as described in this Section 12(e). If any provision of this Plan is found to be in violation of the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the requirements of Section 409A of the Code, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by Section 409A of the Code as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.

(f) The Board shall be the administrator of this Plan, and the Board has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including (but not limited to) the power to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that arise under this Plan. The decisions of the Board on all matters within the scope of its authority shall be final and binding. To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person or committee by the Board, that person or committee will have complete discretionary authority to carry out that power or responsibility and their decisions on all matters within the scope of their authority will be final and binding.

EXHIBIT C
JOHN H. HARLAND COMPANY
SENIOR MANAGEMENT INCENTIVE PLAN

1.	Purpose
      The purpose of this Senior Management Incentive Plan (the “Plan”) of John H. Harland Company (the “Company”) is to give each Participant the opportunity to receive a bonus for each Measurement Period payable in cash if, and to the extent, the Committee determines that the Performance Goals set by the Committee for such Participant for such Measurement Period have been met.

2.	Definitions
      Each term set forth in this § 2 shall have the meaning set forth opposite such term.
      2.1.     Board — the board of directors of the Company.
      2.2.     Business Criteria — Earnings per Share, Net Income, Operating Income, Earnings Growth, Revenue, Return on Assets, Return on Equity, Return on Investment, Return on Capital Employed, Cash Flow, Operating Margins, Working Capital and/or Total Shareholder Return.
      2.3.     Committee — the Governance Committee of the Board (or a subcommittee thereof), each member of which is an “outside director” under § 162(m) of the Internal Revenue Code (the “Code”).
      2.4.     Key Employee — an executive officer of the Company or any subsidiary of the Company who the Committee reasonably believes is or will become a “covered employee” under Code § 162(m) as of the last day of the Measurement Period.
      2.5.     Measurement Period — the calendar year or years designated by the Committee for a Participant.
      2.6.     Participant — each Key Employee designated by the Committee under § 3 as eligible for a bonus under this Plan for a Measurement Period.
      2.7.     Performance Goals — the goal, or the combination of goals, set under § 4 by the Committee for each Participant for each Measurement Period with respect to the Business Criteria selected by the Committee for such Measurement Period.

3.	Participation; Bonus Cap
      The Committee for each Measurement Period shall have the right to designate any Key Employee as eligible for a bonus under this Plan; provided such designation is made no later than 90 days after the beginning of such Measurement Period. No bonus shall be paid to any Participant for any calendar year under this Plan to the extent such bonus would exceed $3 million.

4.	Performance Goals
      The Committee shall establish written Performance Goals for each Participant for a Measurement Period no later than 90 days after the beginning of such Measurement Period based on such Business Criteria as the Committee deems appropriate under the circumstances. The Committee shall have the right to use different

Business Criteria for different Participants and to set different Performance Goals for Participants whose goals look to the same Business Criteria. Performance Goals may be based (as the Committee deems appropriate) on (1) Company-wide performance, (2) performance of a subsidiary, division, region, department, function, plant, facility or other operational unit of the Company, (3) individual performance (if applicable), or (4) any combination of the foregoing. Performance Goals may be set in any manner determined by the Committee, including looking to achievement of Business Criteria on an absolute basis or on a relative basis to prior periods or in relation to peer group, indexes or other external measure of the selected criteria. When the Committee sets a Participant’s Performance Goals, the Committee shall establish the general, objective rules that the Committee will use to determine the extent, if any, that such Performance Goals have been met. In establishing the objective rules, the Committee may take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Committee deems relevant in light of the nature of the Performance Goals set for the Participant or the assumptions made by the Committee regarding such goals.

5.	Individual Stretch Objectives
      The Committee, in its discretion, may establish one or more individual performance “stretch objectives” for a Participant for a Measurement Period, and the Committee shall have the right, in its discretion, to reduce the bonus that otherwise would be payable to the Participant as a result of satisfaction of his or her Performance Goals for the Measurement Period if the Committee determines that the Participant has not met one or more such stretch objectives.

6.	Certification and Payment
      The Committee shall certify the extent, if any, to which the Performance Goals set for each Participant for a Measurement Period have been met and shall determine the bonus payable to a Participant based on the extent to which he or she met his or her Performance Goals. However, the Committee shall have the right, in its discretion, to reduce the bonus determined under this § 6 if the Committee determines a Participant has not met one or more individual performance stretch objectives that otherwise applied to the Participant during the Measurement Period pursuant to § 5. If the Committee certifies that a bonus is payable to a Participant for any Measurement Period, such bonus shall be paid in cash as soon as practical after such certification has been made, but in no event later than 60 days after the end of the calendar year in which the Measurement Period ends. However, no Participant shall have a right to the payment of a bonus for any Measurement Period if his or her employment with the Company has terminated for any reason whatsoever (other than death, disability or retirement) before the end of the Measurement Period.

7.	Miscellaneous
      7.1.     Administration. The Committee shall have the power to interpret and administer this Plan as the Committee in its absolute discretion deems in the best interest of the Company, and the Committee shall interpret and administer this Plan in such a manner as to protect the Company’s right to deduct, in light of Code § 162(m), any bonus payable under this Plan.
      7.2.     Amendment and Termination. This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, to the extent required by applicable law, or deemed necessary or advisable by the Committee, such amendment shall be subject to shareholder approval. The Board may terminate this Plan at any time.

      7.3.     General Assets; General Creditor Status. Any bonus payable under this Plan shall be paid exclusively from the Company’s general assets. The status of each Participant with respect to his or her claim for the payment of a bonus under this Plan shall be the same as the status of a general and unsecured creditor of the Company.
      7.4.     No Assignment. No Participant shall have the right to assign or otherwise alienate or commute all or any part of the bonus which might be payable to such Participant under this Plan, and any attempt to do so shall be null and void.
      7.5.     No Contract of Employment. The designation of any individual as a Participant in this Plan or the payment of a bonus to such Participant under this Plan shall not constitute a contract of employment and shall not confer on such Participant any rights upon his or her termination of employment in addition to those rights, if any, expressly set forth in this Plan.
      7.6.     Other Benefit Programs. Awards under this Plan are in addition to, and not in lieu of, awards made under any other employee benefit plan, program or arrangement in which any Participant may be or become eligible to participate, including any other bonus program or arrangement that may not be performance-based under Code § 162(m).
      7.7.     Governing Law. This Plan shall be construed under the laws of the State of Georgia.

Please mark your votes

as in this example. ☒
JOHN H. HARLAND COMPANY

1.	TO ELECT THREE DIRECTORS: FOR ☐	WITHHELD for all nominees except as indicated ☐

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

Richard K. Lochridge            G. Harold Northrop            Timothy C. Tuff

2. ☐ FOR ☐ AGAINST ☐ ABSTAIN	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.

3. ☐ FOR    ☐ AGAINST  ☐ ABSTAIN    Approval of the 2005 Compensation Plan for Non-Employee Directors.
4. ☐ FOR    ☐ AGAINST  ☐ ABSTAIN    Approval of the material terms of the Senior Management Incentive Plan.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:	, 2005

Signature

Date:	, 2005

Signature

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS

JOHN H. HARLAND COMPANY

APRIL 21, 2005

The undersigned hereby appoints TIMOTHY C. TUFF and JOHN C. WALTERS, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Common Stock of John H. Harland Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, April 21, 2005 at 10:00 a.m., at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof.

(Continued, and to be marked, dated and signed, on other side)	SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED

THE PROXY WILL BE VOTED “FOR” THE STATED PROPOSAL